Mark R. Anderson  - Employment Agreement

                AGREEMENT effective as of May 1, 2004 by and between Integrity Mutual Funds, Inc., a Corporation organized and existing under the laws of the State of North Dakota, having an office and principal place of business at 1 North Main, Minot, North Dakota 58703 (hereinafter referred to as the "Employer"), and Mark R. Anderson, an individual residing at 405 16th Avenue SW, Minot, North Dakota 58701 (hereinafter referred to as the "Employee").

                 W I T N E S S E T H:

                                WHEREAS, Employer desires to procure the services and access the business knowledge and contacts of Employee upon the terms herein set forth; and

                 WHEREAS, Employee desires to render services upon the terms herein set forth.

                NOW THEREFORE, in consideration of the premises herein, and the mutual promises and undertakings herein contained and for other good and valuable consideration, the parties agree as follows:

The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

1.        Purpose:  This contract is made in order that the Employer may procure access to: (i) the financial industry knowledge, (ii) financial industry contacts, (iii) administrative skills and (iv) business enhancement experience of Employee.  Employee agrees to devote Employee's professional and business knowledge, energies and endeavors to the business of Employer in the manner directed by the Employer’s Chief Executive Officer (CEO) and/or Board of Directors of Integrity Mutual Funds, Inc., and shall operate at all times in strict accordance with the ethical standards of a securities and financial services professional.   Employee has stated that he has no conflicts of interest, current or previous financial or securities related regulatory issues or violations with state, federal or self-regulatory organizations that could impede or otherwise interfere with his duties under this agreement.   Employee shall complete a due diligence and conflicts of interest questionnaire to be provided by Employer similar to the form of questionnaire completed by the Employer’s directors.

2.        Duties. The Employee agrees to act as President of Integrity Mutual Funds, Inc.  Employee shall report to the Employer’s CEO and/or Board of Directors of Integrity Mutual Funds, Inc.  Employee’s areas of responsibility shall include but are not limited to:

a)       Effectively representing the Employer as its President and providing presidential corporate functions as day-to-day decision maker, chief of operations and corporate leader.

b)      Responsibility for supervision of all phases of the Employer’s day to day operations, including regulatory responsibility, compliance and reporting, public company activities, mutual fund distribution, advisory and fund management functions, broker dealer operations, fund administrative activities, and stock transfer agency services.

c)       Administrative and internal financial planning and budgeting for the Employer through interaction with the Employer’s management team and employees with the goal of control of expenses, increases in net revenues and improved cash flow.

d)      Development and execution of an internal business plan and financial budget with the goal of enhancing Employer’s shareholder value through administrative and cost structure improvements, corporate and personnel goal setting, cost savings and net revenue enhancements.

e)       Such further duties and responsibilities as are assigned or directed to Employee by the Employer’s CEO and/or Board of Directors of Integrity Mutual Funds, Inc.

3.        Employee is to devote his full time and efforts to Employer.  Employee will not engage in any other gainful occupation or consulting for his personal benefit without the prior written consent of the Employer acting by its CEO.  Employer will indemnify Employee for claims against Employee that arise from lawful actions of the Employee authorized by Employer and done within the scope of Employee’s employment.  Employer will indemnify, defend, and hold Employee harmless from, against any and all actions, causes of action of any kind or nature whatsoever against Employee which arise from lawful actions of the Employee authorized by Employer and done within the scope of Employee’s Employment.

4.        Term:  Subject to the provisions for termination as hereinafter provided, the term of this agreement shall begin and be effective the effective date written above, and shall continue for a period of one year thereafter provided, however, that the term of this agreement shall automatically extend for consecutive one-month periods on the last day of each calendar month during the term hereof. During the term of this agreement the Employee’s job performance shall be subject to review by the Employer’s Board of Directors or such committee(s) of Employer as Employer may so desire.  In the event that such review is unsatisfactory, Employer may terminate this agreement pursuant to the provisions of paragraph 15 below.

5.        Employee shall work out of the Employer’s office in Minot, North Dakota.  Employer shall provide Employee with such office space, equipment and staff as shall be reasonably necessary for Employee’s accomplishment of his job responsibilities.

6.         Salary Compensation:  For all services rendered by the Employee during the one year term of this agreement, the Employer shall pay to the Employee as salary (or other applicable payment) the sum of seventy-eight thousand dollars ($78,000) per year as salary, which sum shall be payable at the rate of six thousand five hundred dollars ($6,500) per month, in arrears, (or prorated amount if the first month is a portion of a month) commencing on the date of this contract and effective during the entire term hereof.  All salary compensation provided for in this agreement shall be subject to the Employer deducting therefrom Social Security, Medicare, federal and state income taxes and any and all withholding payments as may be required by law.

7.        Other Compensation:  Employee shall be entitled to additional incentive compensation in the amounts set forth below upon the achievement of certain goals as set forth below:

a.) On the twelve month anniversary of Employee’s employment hereunder, Employee shall receive $5,000 if none of Employer’s subsidiary operating companies in securities brokerage, advisory and/or stock transfer receive deficiency letters or other sanctions from regulators related to events occurring or attributable to the term of Employee’s employment.

b.) Employee shall be paid $5,000 if Company shows an increase in income before taxes, excluding expenses directly attributable to Capital Financial Services, Inc. or mutual fund distribution. Incentive-based bonus or override payments made to employees of the Company shall be excluded from this calculation. An additional $5,000 shall be paid if the increase is greater than or equal to (≥) ten percent (10%).

c.) Employee shall be paid $5,000 if the closing price of the Company’s common stock on April 30, 2005 shows an increase of ten percent or more from the close on April 30, 2004. An additional $5,000 shall be paid if the increase is greater than or equal to (≥) twenty percent (20%).

d.) After the initial term of this agreement expires, an incentive bonus structure similar to that contained in this paragraph 8 with a twelve (12) month achievement window shall be set by the Board of Directors after good faith negotiation of the same with the Employee.  Upon termination of this agreement for any reason, Employee shall be entitled to pro-rata bonus compensation for any benchmarks that have been achieved up to the date of termination.

8.        Other Employee Benefits

(a)                 The Employer shall pay for and/or reimburse the Employee for the cost of attending required professional, management or technical seminars.

(b)                 The Employer shall maintain for the benefit of the Employee such medical, hospitalization, life and disability insurance in such amounts as may be determined by the Board of Directors, in its absolute discretion, from time to time, provided the same are available at standard rates, with Employee to receive at a minimum, those benefits provided to other regular employees.

(c)                 The Employee is authorized to incur reasonable expenses for promoting and advancing the business of the Employer, including the expenses for entertainment, travel and similar items.  The Employer will pay for and/or reimburse the Employee for all such reasonable expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures in a form complying with all applicable rules and regulations of the Internal Revenue Service and reasonable requirements of the Employer.

(d)                 The Employee shall be entitled to a vacation of up to three weeks per calendar year, or pro rata for a portion of a calendar year, without a reduction in compensation.  The time of said vacation shall be determined by Employee with reasonable notice to be given to the Employer.

(e)                 The Employee shall be entitled to sick leave in accordance with regular Employer policies without a reduction of Employee's salary.

(f)                  The Employee will participate in and receive any available benefits to employees under the Employer’s current 401K plan and any future pension, profit sharing or retirement plans which the Company may install, in accordance with the provisions of each plan.

(g)                 The Employee will participate in and receive any available benefits or distributions to employees under the Employer’s current ESOP plan in accordance with the provisions of such plan.

9.        Key Man Life Insurance:  The Employer may, in its discretion, at any time after the execution of this agreement, maintain for its own benefit, insurance on the life of the Employee, in such amounts and in such form or forms as the Employer may choose.  The Employee shall have no interest whatsoever in any such policy or policies, but shall, at the request of the Employer, submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for such insurance.

10.     Confidentiality and Disclosure of Information:  The Employee recognizes and acknowledges that the Employer is engaged in the furnishing of certain financial services, securities brokerage and other customer related services, some of which are intangible and not quantifiable, and that there may be techniques and concepts which become a part of the proprietary rights of the Employer in and to the Employer's techniques, operations and procedures.  During the course of Employee's employment hereunder, the Employee may develop or come into contact with, as same may exist from time to time, such techniques, operations and procedures, all of which are valuable, special and unique assets of the Employer's business. The Employee shall not, during or after the term of Employee's employment, without the prior written consent of the Employer, remove any software, files, records, lists, materials, documents, names or other matters which may come to Employee's attention, including copies or abstractions therefrom, or Employee's own notes made therefrom; disclose the names of the Employer's customers, other employees or agents or any part thereof, nor make use of, nor disclose, divulge or reveal the files, records, materials, documents, or client names, owned by the Employer to any person, firm, corporation, association or any other entity, for any reason or purpose whatsoever.  The Employee shall not disclose, write, publish or otherwise disseminate any material, factual, fictitious or otherwise that may make reference to or be based upon any reference to the Employer or any customer or other employee of the Employer, files, records, materials, documents, names or other matters of the Employer.  The Employee further covenants and agrees that Employee shall retain all such knowledge and information which Employee shall acquire and develop during Employee's employment respecting the customers and other confidential information in trust for the sole benefit of the Employer and its successors and assigns.  In the event of a breach or threat of breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction, restraining the Employee from any breach or threatened breach of the terms of this agreement without the posting of any bond or security.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threat of breach, including the recovery of damages from the Employee.

11.     Non Solicitation of Employees and Agents: during the period commencing on the date hereof and ending one year after the termination of the Employee's employment by Employer for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees or representatives of Employer to leave the employ of or association with Employer, or solicit the business of any client or customer of Employer.

12.     No Relationship with Local Competitor.  During the period commencing on the date hereof and ending five years after the termination of the Employee's employment by Employer for any reason, the Employee shall not be employed by, consult for, invest in, utilize the services of, or otherwise maintain any business relationship with Viking Fund Management, LLC, Viking Fund Distributors, LLC or Viking Mutual Funds of Minot, North Dakota or any successor or successors thereof.

13.      Covenant to Report:  The Employee shall promptly communicate and disclose to the Employer all observations made and data obtained by Employee in the course of Employee's employment.  All written materials, records, software and documents made by the Employee or coming into Employee's possession during the term of this agreement concerning the business or affairs of the Employer, shall be the sole property of the Employer, and upon the termination of the employment period or upon the request of the Employer during this period, the Employee shall promptly deliver the same to the Employer, or any affiliate designated by it.  The Employee agrees to render to the Employer, or any affiliate designated by it, such reports of the activities undertaken by the Employee or conducted under the Employee's discretion pursuant hereto during the employment period as the Employer may request.  In the event of a breach or threat of breach by the Employee of the provisions of this paragraph, the Employer shall be entitled to an injunction, restraining the Employee from any breach or threatened breach of the terms of this agreement.  Nothing herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threat of breach, including the recovery of damages from the Employee.

14.     Termination:  All compensation, including fringe benefits, if any, shall cease upon termination of employment if terminated in accordance with this section.    This agreement may be terminated by mutual written agreement and may also terminate upon the occurrence of any one of the following events:

a.        The Employer’s bankruptcy, general assignment or trust mortgage for the benefit of creditors, receivership or involuntary dissolution of the Employer; in such event Employee would have such rights and claims as are available under applicable bankruptcy regulations.

b.       Employee’s death or disability as determined by a physician appointed by Employer.

c.        If after written notice of specific failure to carry out duties under this contract (the “defined failure”) and a fourteen (14) day opportunity to cure the defined failure, Employer’s Board of Directors determines in its sole discretion that Employee has failed to carry out his duties and responsibilities as required by this contract.

d.       If Employer’s Board of Directors determines in its sole discretion that Employee’s academic, employment or regulatory history, business background, planning and administrative abilities or business contacts are not as represented to Employer.

e.        The conviction of any securities related or felony crime, or the violation or conviction of any federal, state or self regulatory organization rule or regulation by Employee which would by law or regulatory rule prevent or impair Employee from carrying out his duties and responsibilities under this agreement.

f.         Upon twelve months written notice by the Employer to the Employee.

15.     Amendment or Alterations:  No amendment or alteration of the terms of this agreement shall be valid unless made in writing and signed by both the Employer and the Employee.

16.     Choice of Law and Venue:  This agreement shall be governed by the laws of the State of North Dakota.  Any action brought concerning this contract shall be venued in Minot, North Dakota.

17.     Notices:  Any notices or tenders required or permitted to be given under this agreement shall be sufficient, if in writing and if sent by registered mail to the residence of the Employee or to the residence of the legal representative of the estate of the Employee or to the principal place of business of the Employer and shall be deemed given when mailed.

18.     Waiver of Breach:  The waiver by Employer or by Employee of a breach of any provision of this agreement shall not operate or be construed as a waiver of any prior or subsequent breach by either of the parties hereto.

19.     Binding Effect:  The terms of the agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

20.     Entire agreement:  This instrument contains the entire agreement of the parties.

                IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

Employer:

Integrity Mutual Funds, Inc.

By: /s/ Robert E. Walstad

Print Name and Title: Robert E. Walstad

Employee:

Mark R. Anderson

Signature: /s/ Mark R. Anderson